Exhibit 10.3

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 19th day of March 2012, by and among Level 3 Communications, Inc., a Delaware corporation (the “Corporation”), Level 3 Communications, LLC, a Delaware limited liability company (the “LLC”), and James Q. Crowe (“Executive”).  Unless the context indicates otherwise, all references to the “Company” shall refer to both the LLC and the Corporation, collectively.

W I T N E S S E T H :

WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer; and

WHEREAS, the Company desires to continue to employ Executive and to enter into this Agreement embodying the terms of such continued employment, and Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.               Acceptance and Term.

The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein.  The Term of this Agreement shall commence on the date first set forth above and, unless terminated sooner as provided in Section 6 hereof, shall continue during the period ending at the close of business on December 31, 2014.

Section 2.               Position, Duties, and Responsibilities; Place of Performance.

(a)           Position, Duties, and Responsibilities.  During the Term, Executive shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such authority, duties, and responsibilities commensurate with such title.  Executive also agrees to serve as an officer or director of any other member of the Company Group, in each case without additional compensation.  During the Term, Executive shall report directly to the Board.

(b)           Performance.  Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board (which consent shall not be unreasonably withheld), as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.  Except to the extent conflicting with this Agreement, Executive agrees that he will abide by, and will conduct business in accordance with and subject to, all applicable policies and procedures of the Company, including all ethical policies, as the same may exist from time to time.

(c)           Principal Place of Employment.  Executive’s principal place of employment shall be in Broomfield, Colorado, although Executive understands and agrees that he may be required to spend a reasonable amount of time traveling from time to time for business reasons.

Section 3.               Compensation.

During the Term, Executive shall be entitled to the following compensation:

(a)           Base Salary.  Executive shall be paid a base salary of not less than one million, two hundred fifty thousand dollars ($1,250,000) per year, with increases, if any, as may be approved in writing by the Compensation Committee (“Base Salary”).  Executive’s Base Salary shall be payable in accordance with the regular payroll practices of the Company and subject to normal tax withholding.

(b)           Annual Bonus.  Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year ending during the Term (the “Annual Bonus”).  The target Annual Bonus for each fiscal year shall be two hundred percent (200%) of Base Salary (the “Target Bonus”), with the actual Annual Bonus payable to be determined by the Compensation Committee in its sole discretion; provided, however, that with respect to any fiscal year during which individuals who are not members of the Board as of the date hereof become and constitute a majority of the members of the Compensation Committee, Executive’s Annual Bonus shall be no less than fifty percent (50%) of the Target Bonus.  Except as otherwise provided herein, the Annual Bonus shall be paid to Executive during the fiscal year following the year to which such Annual Bonus relates, at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment through the payment date.

(c)           Equity Awards.

(i)            On the date hereof, the Corporation shall grant to Executive a total of nine hundred thousand (900,000) Restricted Stock Units (as defined in the Stock Plan).  Subject to Section 6, such Restricted Stock Units shall vest and settle as follows subject to Executive’s continued employment with the Company or an affiliate of the Company through the Applicable Vesting Date:

(A)                              three hundred thousand (300,000) of such Restricted Stock Units shall vest and settle on December 31, 2012 (“Tranche A RSUs”);

(B)           three hundred thousand (300,000) of such Restricted Stock Units shall vest and settle on December 31, 2013 (“Tranche B RSUs”); and

(C)           three hundred thousand (300,000) of such Restricted Stock Units shall vest and settle on December 31, 2014 (“Tranche C RSUs”).

(ii)           On April 1, 2012, the Corporation shall grant to Executive four hundred fifty thousand (450,000) Outperform Stock Options (as defined in the Stock Plan), which shall vest on December 31, 2014, subject to Executive’s continued employment with the Company through such Applicable Vesting Date (the “Executive OSOs”), or such other events provided herein.

Other than as set forth in this Section 3(c) or as approved by the Board or Compensation Committee, Executive shall not be entitled to grants of any additional equity-based awards during the Term, whether under the Stock Plan or otherwise.

Section 4.               Employee Benefits.

During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated senior executives of the Company.  Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated senior executives of the Company in accordance with the Company policy as in effect from time to time.  Without limiting the foregoing, Executive shall also be entitled to the following benefits during the Term:

(a)           continued personal use of the Company’s airplane consistent with the policies and practices in effect as of the date hereof;

(b)           one (1) annual physical exam at the Company’s expense, by a physician, of Executive’s choosing; and

(c)           reimbursement of up to a maximum amount of one hundred thousand dollars ($100,000) for premiums for life insurance covering Executive for the benefit of Executive’s designated beneficiary(ies) and/or long term disability insurance covering Executive, as determined by Executive in his discretion; provided, however, that any such reimbursements shall be subject to, and conditioned on, Executive providing sufficient documentation evidencing the payment of life insurance and long term disability insurance premiums.

Section 5.               Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Executive) for out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 6.               Termination of Employment.

(a)           General.  The Term shall terminate earlier than December 31, 2014, upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason.  Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.  Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 6 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his actual “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h).

(b)           Termination Due to Death or Disability.  The Executive’s employment will terminate immediately upon the occurrence of a Disability.  Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)            Accrued Obligations;

(ii)           Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid during the fiscal year following the year to which such Annual Bonus relates, at the same time as annual bonuses are generally payable to other senior executives of the Company;

(iii)          Continued payment of Executive’s Base Salary through the last day of the month in which such termination occurs;

(iv)          A prorated Annual Bonus for the fiscal year of termination (determined using the Target Bonus for the fiscal year in which Executive’s employment terminates) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid (A) within five (5) business days of such termination in the event of Executive’s death and (B) during the fiscal year following the year to which such Annual Bonus relates, at the same time as annual bonuses are generally payable to other senior executives of the Company, in the event of Executive’s termination of employment on account of a Disability;

(v)           Continued access for Executive (in the case of Executive’s Disability) and his spouse and dependents to the Company’s group health plan until the two (2) year anniversary of the date of Executive’s termination of employment; provided, however, that if Executive becomes eligible to receive health care benefits under another employer-provided plan (including through a spouse’s employer), the health care benefits provided hereunder shall be secondary to those provided under such other plan during the applicable period of eligibility under such other plan; and

(vi)          Immediate award, if not yet awarded, and vesting of the then-unvested equity-based awards then held by Executive, whether pursuant to the Stock Plan or otherwise, including, without limitation, Tranche A RSUs, Tranche B RSUs, Tranche C RSUs, and Executive OSOs; provided that, the Executive OSOs shall remain outstanding until the Settlement Date (as that term is defined in each Award Letter issued pursuant to the OSO Master Award Agreement).

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 6(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)           Termination by the Company with Cause.

(i)            The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than twenty (20) business days’ written notice by the Board of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such twenty (20) business day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.  With respect to the grounds for Cause described in clause (i), (ii), (iii), (iv) or (vi) of the definition of Cause, the termination of Executive’s employment for Cause shall not be deemed to be effective unless and until the Board finds (after reasonable notice, specifying the particulars thereof in reasonable detail, is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) that, in the good faith opinion of the Board, there is Cause for termination.

(ii)           In the event that the Company terminates Executive’s employment with Cause, he shall be entitled only to Accrued Obligations.  Following such termination of Executive’s employment with Cause, except as set forth in this Section 6(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)           Termination by the Company without Cause.  The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination.  In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)            Accrued Obligations;

(ii)           Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid during the fiscal year following the year to which such Annual Bonus relates, at the same time as annual bonuses are generally payable to other senior executives of the Company;

(iii)          A cash severance benefit equal to the sum of (I) the total amount that Executive would receive as Base Salary, based on the then-current Base Salary (disregarding any reduction in Base Salary that gave rise to Good Reason hereunder) through December 31, 2014, (II) an amount equal to the Target Bonus for the fiscal year in which Executive’s employment terminates, and (III) an amount equal to the product of (x) the Target Bonus for the fiscal year in which Executive’s employment terminates and (y) the remaining full fiscal years remaining from the date of termination through December 31, 2014, payable in substantially equal installments on the Company’s regular payroll dates commencing on or immediately after the sixtieth (60th) day following Executive’s termination of employment until December 31, 2014;

(iv)          Continued access for Executive and his spouse and dependents to the Company’s group health plan until the two (2) year anniversary of the date of Executive’s termination of employment; provided, however, that if Executive becomes eligible to receive health care benefits under another employer-provided plan (including through a spouse’s employer), the health care benefits provided hereunder shall be secondary to those provided under such other plan during the applicable period of eligibility under such other plan; and

(v)           Immediate vesting in all then-unvested equity-based awards then held by Executive, whether pursuant to the Stock Plan or otherwise, including, without limitation, Tranche A RSUs, Tranche B RSUs, Tranche C RSUs, and Executive OSOs; provided that, the Executive OSOs shall remain outstanding until the Settlement Date (as that term is defined in each Award Letter issued pursuant to the OSO Master Award Agreement).

Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 6(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)           Termination by Executive with Good Reason.  Executive may terminate his employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event.  During such ten (10) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 6(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 6(d) hereof.  Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 6(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f)            Termination by Executive without Good Reason.  Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination.  In the event of a termination of employment by Executive under this Section 6(f), Executive shall be entitled only to Accrued Obligations; provided, however, that in the event that such termination is a Retirement, Executive shall also be entitled to:

(i)            Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid during the fiscal year following the year to which such Annual Bonus relates, at the same time as annual bonuses are generally payable to other senior executives of the Company;

(ii)           A cash severance benefit equal to the sum of (I) the total amount that Executive would receive as Base Salary, based on the then-current Base Salary (disregarding any reduction in Base Salary that may have given rise to Good Reason hereunder) through the end of the calendar month in which such Retirement occurs and (II) a prorated Annual Bonus for the fiscal year of termination (determined using the Target Bonus for the fiscal year in which Executive’s employment terminates) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, payable in substantially equal installments on the Company’s regular payroll dates commencing on or immediately after the sixtieth (60th) day following Executive’s termination of employment until December 31, 2014;

(iii)          Continued access for Executive and his spouse and dependents to the Company’s group health plan until the two (2) year anniversary of the date of Executive’s termination of employment; provided, however, that if Executive becomes eligible to receive health care benefits under another employer-provided plan (including through a spouse’s employer), the health care benefits provided hereunder shall be secondary to those provided under such other plan during the applicable period of eligibility under such other plan; and

(iv)          Immediate vesting in a prorated portion of each of the Tranche A RSUs, Tranche B RSUs, Tranche C RSUs, and Executive OSOs, where, with respect to each such equity award, such vested portion shall be determined by multiplying the number of shares of common stock subject to the award by a fraction, the numerator of which is the total number of days in the period commencing January 1, 2012 through the last day of the calendar month in which the date of Executive’s Retirement occurs, and the denominator is the total number of days in the period commencing January 1, 2012 through the equity award’s Applicable Vesting Date; provided that, the vested portion of the Executive OSOs shall remain outstanding until the Settlement Date (as that term is defined in each Award Letter issued pursuant to the OSO Master Award Agreement).

In the event of termination of Executive’s employment under this Section 6(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason or for Retirement.

Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 6(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)           Employment following Expiration of the Term.  If Executive’s employment with the Company continues beyond the expiration of the Term, Executive shall be considered an “at-will” employee and shall not be entitled to any additional payments or benefits under this Agreement, including any payments or benefits upon any subsequent termination of employment for any reason whatsoever.

(h)           Release.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to this Section 6 (other than Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder.  If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits.  Further, to the extent that any of the Severance Benefits constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition of executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date coinciding with or immediately following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.  For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

Section 7.               Restrictive Covenant Agreements.

As a condition of Executive’s continued employment with the Company, Executive shall have executed and delivered to the Company the Restrictive Covenant Agreement.  The parties hereto acknowledge and agree that this Agreement and the Restrictive Covenant Agreement shall be considered separate contracts, and the Restrictive Covenant Agreement will survive the termination of this Agreement for any reason.  Notwithstanding any other provision of this Agreement to the contrary, the payments and benefits described in Section 6, other than Accrued Obligation, shall immediately be suspended in the event that the Board determines in good faith that Executive has materially breached the Restrictive Covenant Agreement; provided that, such payments and benefits shall be fully restored retroactively in the event that a court of competent jurisdiction (such court reviewing such dispute de novo without deference to the determination of the Board) finds in favor of Executive that Executive has not materially breached the Restrictive Covenant Agreement.

Section 8.               Clawback/Recoupment Policy.

Notwithstanding anything contained herein to the contrary, any Annual Bonus, Tranche A RSUs, Tranche B RSUs, Tranche C RSUs, Executive OSOs or other incentive or equity compensation granted pursuant to the Agreement or otherwise shall be and remain subject to any incentive compensation clawback or recoupment policy as may be adopted by the Board with respect to the Company’s senior management to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Section 9.               Indemnification.

Executive shall be entitled to the benefits of all provisions of the Certificate of Incorporation of the Corporation, as amended, the Bylaws of the Corporation, as amended, and such other governing documents of the LLC, that provide for indemnification of officers and directors of the Company (including, for the avoidance of doubt, the Corporation and the LLC).  Upon Executive’s request, the Company will advance any reasonable expenses or costs, subject to Executive’s undertaking to repay any such advances in the event that there is an unappealable final determination that Executive is not entitled to indemnification for such expenses.  In addition, for so long as Executive is an officer or director of the Company or any of its affiliates and thereafter for so long as such insurance is carried by the Company, the Company shall provide, at its expense, directors and officers insurance and indemnity coverage covering Executive, in each case on the same terms as it provides to other executive officers and directors of the Company or any of its affiliates or, for any period during which Executive is no longer employed, on the same terms as it provides to other former executive officers and directors of the Company or any of its affiliates.  This provision shall survive the expiration or termination of this Agreement.

Section 10.             Attorney’s Fees and Costs.

In the event Executive institutes any action to enforce his rights under this Agreement or must defend himself in any dispute that arises under this Agreement and prevails on at least one material claim in such action, the Company shall pay Executive’s reasonable cost and expenses (including legal fees) incurred in connection with such action.

Section 11.             Definitions.

As used in this Agreement, the following terms have the following meanings:

“Accrued Obligations” shall mean, as of the date of Executive’s termination of employment, (i) all then-accrued but unpaid Base Salary through such date, (ii) any then-unpaid or unreimbursed expenses incurred through such date in accordance with Section 5 hereof, and (iii) all benefits provided under the Company’s employee benefit plans upon a termination of employment (including unused paid time off, but excluding any severance plans), in accordance with the terms contained therein.

“Applicable Vesting Date” means, with respect to Tranche A RSUs, Tranche B RSUs, Tranche C RSUs, and Executive OSOs, the applicable date specified in Section 3(c) on which Executive would become vested in the Tranche A RSUs, Tranche B RSUs, Tranche C RSUs, and Executive OSOs, respectively.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Annual Bonus” shall have the meaning set forth in Section 3(b) hereof.

“Base Salary” shall mean the salary provided for in Section 3(a) hereof or any increased salary granted to Executive pursuant to Section 3(a) hereof.

“Board” shall mean the Board of Directors of the Corporation.

“Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect his duties or responsibilities other than as a result of Executive’s physical or mental disability, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at his direction, (v) Executive’s conviction of or pleading “guilty” or “ no contest” to, a felony, or (vi) Executive’s material breach of this Agreement or material breach of the Restrictive Covenant Agreement.  For purposes of Cause, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s act or omission was in the best interests of the Company.  Any act, or failure to act, based upon express authority given pursuant to the written direction of the Board with respect to such act or omission shall be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Group” shall mean the Company, together with any direct or indirect subsidiaries of the Company.

“Compensation Committee” or “Committee” shall mean the Compensation Committee of the Board or such other committee of the Board that is designated to make compensation decisions relating to senior executive officers of the Company Group.

“Delay Period” shall have the meaning set forth in Section 13 hereof.

“Disability” shall mean Executive’s inability, unwillingness or failure to perform the essential functions of his regular duties and responsibilities, with reasonable accommodation, due to a physical or mental illness or impairment for a period of six consecutive months or an aggregate of nine months (whether or not consecutive) in any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Executive and approved by Company (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Executive” shall have the meaning set forth in the preamble hereto.

“Executive OSOs” shall have such meaning as provided in Section 3(c)(ii).

“Good Reason” shall mean, without Executive’s consent, (i) a diminution in Executive’s title, duties, or responsibilities as set forth in Section 2 hereof, including, without limitation, Executive ceasing to hold the position of chief executive officer of the ultimate parent entity of the Company; (ii) a reduction in Base Salary or Target Bonus, (iii) a relocation of Executive’s principal place of employment (as provided in Section 2(c) hereof) that would increase Executive’s commute from his primary residence, (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above), or (v) Executive’s failure to be nominated for election or failure to be elected or re-elected as a member of the Board.  Notwithstanding the foregoing, during the Term, “Good Reason” shall not be deemed to exist in the event that Executive’s title and position changes to that of Chairman of the Board and Executive assumes duties and responsibilities commensurate with such change; provided, that no such suspension shall alter the Company’s obligations under this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B.

“Restrictive Covenant Agreement” shall mean the Restrictive Covenant Agreement attached hereto as Exhibit A.

“Retirement” means Executive’s voluntary termination of employment without Good Reason pursuant to the Company’s retirement policy.

“Severance Benefits” shall have the meaning set forth in Section 6(h) hereof.

“Stock Plan” shall mean the Level 3 Communications, Inc. Stock Plan, as amended from time to time.

“Target Bonus” shall have such meaning as provided in Section 3(b).

“Tranche A RSUs” shall have such meaning as provided in Section 3(c)(i)(A).

“Tranche B RSUs” shall have such meaning as provided in Section 3(c)(i)(B).

“Tranche C RSUs” shall have such meaning as provided in Section 3(c)(i)(C).

“Term” shall mean the period specified in Section 1 hereof.

Section 12.             Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.  Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 13.             Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that no such set-off, counterclaim, or recoupment shall be permitted if it shall cause Executive to incur a penalty tax under Section 409A of the Code; and provided, further, that to the extent that any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent that an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time that the installment is otherwise payable pursuant to the specified payment schedule.  Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 6(d)(iv) or Section 6(f)(iii) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 14.             Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a)           The payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code.  Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest accrued on such payments through such date at a rate of five percent (5%) per year, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)           Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)           To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

Section 15.             Successors and Assigns; No Third-Party Beneficiaries.

(a)           The Company.  This Agreement shall inure to the benefit of the Company (for the avoidance of doubt, both the Corporation and the LLC) and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a merger, consolidation, or other similar corporate transaction involving the Company, or a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company shall provide that this Agreement will be assigned to, and assumed by, the successor to the Company or the acquiror of such assets, division, or subsidiary, as applicable, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b)           Executive.  Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)           No Third-Party Beneficiaries.  Except as otherwise set forth in Section 6(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16.             Waiver and Amendment.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board or the Compensation Committee.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17.             Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18.             Governing Law and Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.  ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN COLORADO, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS.  BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 19.             Notices.

(a)           Place of Delivery.  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)           Date of Delivery.  Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20.             Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21.             Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 22.             Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 6 through Section 23 of this Agreement (including with any related definitions set forth in Section 10 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23.             Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.

/s/ Thomas C. Stortz
By: Thomas C. Stortz
Title: EVP

LEVEL 3 COMMUNICATIONS, LLC

/s/ John M. Ryan
By: John M. Ryan
Title: CLO

EXECUTIVE

/s/ James Q. Crowe
James Q. Crowe

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement is made and entered into as of this 19th day of March, 2012 by and between Level 3 Communications, Inc., a Delaware corporation (the “Company,” and together with its direct and indirect subsidiaries, the “Company Group”), and James Q. Crowe (“Executive”) pursuant to the terms and conditions of that certain Employment Agreement (the “Employment Agreement”) made and entered into as of the 19th day of March, 2012, by and between the Company and Executive.  Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Employment Agreement.

In consideration of Executive’s employment with the Company and receipt of the compensation paid to Executive by the Company under the Employment Agreement the Company and Executive agree to the following:

Section 1.               Confidential Information and Intellectual Property.

(a)           Executive represents he is a party to an Employee Confidentiality and Intellectual Property Agreement with the Company, dated March 19, 2012 (the “Employee Confidentiality and Intellectual Property Agreement”), and agrees that such Employee Confidentiality and Intellectual Property Restrictive Covenant Agreement is incorporated herein by reference and made a part hereof and shall survive and not be superseded by this Agreement and shall survive the termination of Executive’s employment.

(b)           Company Policies.  Executive acknowledges and agrees that in addition to any covenants or restrictions set forth herein, Executive will at all times continue to be bound by the Company’s intellectual property and confidential information policies as in effect from time to time.

Section 2.               Returning Company Group Documents and Property.

Executive agrees that, at the time of any termination of his employment with the Company Group for any reason, Executive will deliver to the Company (and will not keep in his possession, recreate, or deliver to anyone else) any and all other property belonging to the Company or any other member of the Company Group, including but not limited to all confidential information and all other documents (including any copies thereof) in any form belonging to the Company, materials, information, and property developed by Executive pursuant to his employment or otherwise belonging to the Company or any member of the Company Group, cell phone, smart phone, iPad, beeper, keys, card access to the building and office floors, employee handbook, phone card, computer user name and password, disks, and voicemail code.  Executive agrees further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 3.                                            Disclosure of Restrictive Covenant Agreement.

As long as it remains in effect, Executive will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 4.                                            Noncompetition; Nonsolicitation; Nondisparagement.

(a)                                  Noncompetition and Nonsolicitation.  During the period of Executive’s employment with any of the members of the Company Group and the Restricted Period (as defined below), Executive will not (a) directly or indirectly encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any person employed by, or providing consulting services to, any member of the Company Group to terminate such person’s employment or services (or in the case of a consultant, to materially reduce such services) with the Company Group; (b) hire any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring and with whom Executive had contact during his employment with the Company Group within the six (6) month period prior to the date of such hiring; (c) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company Group to cease doing business with or reduce the amount of its business with the Company Group or interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company Group; or (d) directly or indirectly engage in, own, invest in, manage, be employed by, consult, advise, assist, loan money to, or promote business for any person(s) or entity who or which is engaged in the same business as the Company Group, offers for sale the same products or services as the Company Group, or otherwise is a competitor of Company Group.  Clause (d) of the preceding sentence shall include the entities (and types of entities) set forth on Appendix 1 hereto, which, for the avoidance of doubt, may be reasonably updated or amended by the Company from time to time upon prompt written notice to, but without the consent of Executive.  For purposes of this Agreement, the term “Restricted Period” means the period commencing on the date of Executive’s termination of employment for any reason and continuing thereafter through December 31, 2014; provided, however, that in the event that such termination either occurs after December 31, 2013, or constitutes a Retirement, the Company may elect to extend the Restricted Period through December 31, 2015, by providing written notice of such election within five (5) business days following such termination, in which case, in consideration for such extension, the Company will provide additional severance benefits (“Additional Severance Benefits”) to Executive in the form of either (i) or (ii) below, as selected by the Company in its sole discretion:

(i)                                     subject to Executive’s continued compliance with this Agreement, cash in the amount of twelve million dollars ($12,000,000), payable in substantially equal installments in each of the Company’s payroll periods during the 2015 calendar year; or

(ii)                                  subject to Executive’s continued compliance with this Agreement, (A) cash in the amount of three million seven hundred fifty thousand dollars

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($3,750,000), payable in substantially equal installments in each of the Company’s payroll periods during the 2015 calendar year, and (B) three hundred thousand (300,000) Restricted Stock Units (as defined in the Stock Plan) and one hundred fifty thousand (150,000) Outperform Stock Options (as defined in the Stock Plan), each of which shall vest and settle on December 31, 2015, subject to Executive’s continued compliance with this Agreement.

The payment or settlement of Additional Severance Benefits shall be subject to any required tax withholding by the Company.

Notwithstanding the foregoing, the payments and benefits described in clauses (i) and (ii) above shall immediately be suspended, in the event that the Board determines in good faith that Executive has materially breached the Employee Confidentiality and Intellectual Property Agreement or this Agreement; provided that, such payments and benefits shall be fully restored retroactively in the event that a court of competent jurisdiction (such court reviewing such dispute de novo without deference to the determination of the Board) finds in favor of Executive that Executive has not materially breached this Agreement.

(b)                                 Nondisparagement.  Executive agrees that, during the period of his employment with any of the members of the Company Group and at all times thereafter, Executive will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of Executive’s relationship with any member of the Company Group or any conduct or events which precipitated any termination of Executive’s employment from any member of the Company Group.  However, Executive’s obligations under this subsection (b) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

Section 5.                                            Reasonableness of Restrictions.

Executive acknowledges and recognizes the highly competitive nature of the business of the members of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the members of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the members of the Company Group during the course of and as a result of Executive’s employment with any of the members of the Company Group.  In light of the foregoing, Executive recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.  Executive acknowledges further that the restrictions and limitations set forth in this Agreement will not materially interfere with Executive’s ability to earn a living following the termination of his employment with the Company Group and that Executive’s ability to earn a livelihood without violating such restrictions is a material condition to Executive’s employment with the Company Group.

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Section 6.                                            Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the members of the Company Group at law or in equity.  If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the Company and Executive agree that the court making such determination shall have the power to reduce the duration, scope, and area of such provision to the maximum and/or broadest duration, scope, and area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 7.                                            Injunctive Relief.

Executive expressly acknowledges that any breach or threatened breach of any of the terms or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to one or more of the members of the Company Group.  Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to any member of the Company Group, any member of the Company Group, on its own behalf or on behalf of any other member or members of the Company Group, shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

Section 8.                                            Cooperation.

Executive agrees that, following any termination of Executive’s employment, Executive will continue to provide reasonable cooperation to the Company and any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which he has knowledge.  As a condition of such cooperation, the Company shall reimburse Executive for reasonable out-of-pocket expenses incurred at the request of the Company with respect to Executive’s compliance with this paragraph.  Executive also agrees that, in the event that Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to Executive’s employment by the Company Group, Executive will give prompt notice of such request to the Company and will make no disclosure until the Company or the other applicable member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

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Section 9.                                            General Provisions.

(a)                                  Governing Law and Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RESTRICTIVE COVENANT AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.

(b)                                 Entire Agreement.  This Agreement together with the Employment Agreement sets forth the entire agreement and understanding between the Company and Executive relating to the subject matter herein and merges all prior discussions between the parties.  No modification or amendment to this Agreement or any waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in Executive’s duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

(c)                                  No Right of Continued Employment.  Executive acknowledges and agrees that nothing contained herein shall be construed as granting Executive any right to continued employment by the Company Group, and the right of Executive’s employer to terminate Executive’s employment at any time and for any reason, with or without cause, is specifically reserved.

(d)                                 Successors and Assigns.  This Agreement will be binding upon Executive’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  Executive expressly acknowledges and agrees that this Agreement may be assigned by the Company upon prompt notice to, but without Executive’s consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company Group for which Executive provides services, whether by purchase, merger, or other similar corporate transaction.

(e)                                  Survival.  Except as otherwise provided herein or in the Employment Agreement the provisions of this Agreement shall survive the termination of Executive’s employment with the Company Group or the assignment of this Agreement by the Company to any successor in interest or other assignee.

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[Signatures to appear on the following page.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.

By:
Title:

EXECUTIVE

James Q. Crowe

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Appendix 1

For purposes of the Restrictive Covenant Agreement, the following entities shall be deemed competitive with the Company:  (i) companies that include within their corporate structure competitive local exchange carrier(s) or incumbent local exchange carrier(s), which with affiliates have, for their most recent fiscal year, annual consolidated total communications revenue equal to or greater than $1 Billion; (ii) providers of content delivery network services which with affiliates have, for their most recent fiscal year, consolidated total content delivery network revenues greater than $50 million; (iii) international communication services providers which with affiliates have a presence in the United States and, with affiliates, have, for their most recent fiscal year, annual consolidated total revenue equal to or greater than $1Billion; and (iv) any of the entities identified as competitors in the Company’s Forms 10-K during the Term (as defined in Executive’s Employment Agreement) and the Restrictive Period.

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EXHIBIT B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated March 19, 2012, with Level 3 Communications, Inc. and Level 3 Communications, LLC (my “Employment Agreement”)), and other good and valuable consideration, I, James Q. Crowe, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company and each of its direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.  The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 10 of my Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my rights under Section 9 of my Employment Agreement, including my right of indemnification as provided by, and in accordance with the terms of, the Corporation’s by-laws, LLC’s governing documents or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

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I expressly acknowledge and agree that I —

•                                          Am able to read the language, and understand the meaning and effect, of this Release;

•                                          Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

•                                          Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

•                                          Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

•                                          Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•                                          Had or could have had [twenty-one (21)][forty-five (45)] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

•                                          Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

•                                          Was advised to consult with my attorney regarding the terms and effect of this Release; and

•                                          Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein.  If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit.  This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall

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not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 8 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Legal Officer.  To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release.  Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date.  I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns.  If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.  ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN COLORADO, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS.  BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

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James Q. Crowe
Date:

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